Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 30, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Beacon Federal Bancorp, Inc. for the year ended December 31, 2011, into this Current Report on Form 8K/A of Berkshire Hills Bancorp, Inc. filed on December 31, 2012.

Crowe Horwath LLP

New York, New York
December 31, 2012